Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2016, relating to the consolidated financial statements and financial statement schedule of Appalachian Power Company and subsidiaries appearing in or incorporated by reference in the Annual Report on Form 10-K of Appalachian Power Company for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Columbus, Ohio
November 4, 2016